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                                                                    Exhibit 99

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re: Vertex Pharmaceuticals Inc.
          Registration on Form S-8

    We are aware that our report dated April 22, 1997 on our review of interim financial information of Vertex Pharmaceuticals Inc. for the period ended March 31, 1997 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-8 (File Nos. 33-48030, 33-48348, 33-65742, 33-93224, and 33-12325). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                         /s/ Coopers & Lybrand L.L.P.



Boston MA
April 22, 1997